EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Purchase Plan and the 1999 Equity Incentive Plan of Omnicell, Inc. of our reports dated March 15, 2005, with respect to the consolidated financial statements and schedule of Omnicell, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Omnicell, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Omnicell, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
May 18, 2005